August 19, 2026	FOR IMMEDIATE RELEASE
Media Contact: Steve Hollister, 727.567.2824
Investor Contact: Kristina Waugh, 727.567.7654
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RAYMOND JAMES FINANCIAL REPORTS JULY 2026 OPERATING DATA

ST. PETERSBURG, Fla. - Raymond James Financial, Inc. (NYSE: RJF) today reported selected operating data for July 2026, in an effort to provide timely information to investors about monthly developments in certain key performance metrics. Due to the limited nature of this data, a consistent correlation to earnings should not be assumed.

“Client assets under administration grew to a record $1.93 trillion, increasing 17% year-over-year driven by higher equity markets and net asset inflows, and up slightly over the preceding month primarily due to net asset inflows,” said CEO Paul Shoukry. “Advisor retention and the recruiting pipeline continue to be strong. Clients’ domestic cash sweep and Enhanced Savings Program balances rose 3% year-over-year and declined 4% compared to the prior month, reflecting client quarterly fee billings collected in July, predominantly impacting client cash sweep balances. Investment banking pipelines and client activity levels are robust, but the timing of closings continues to be uncertain.”

Operating Data

	As of			% change from
$ in billions	July 31, 2026	July 31, 2025	June 30, 2026	July 31, 2025	June 30, 2026
Client assets under administration	$1,927.7	$1,653.4	$1,922.4	17%	—%
Private Client Group assets under administration	$1,859.9	$1,591.8	$1,856.5	17%	—%
Private Client Group assets in fee-based accounts	$1,155.1	$956.5	$1,153.8	21%	—%
Financial assets under management	$344.6	$264.3	$345.0	30%	—%

Bank loans, net	$56.3	$49.7	$56.2	13%	—%

Clients’ domestic cash sweep and Enhanced Savings Program balances	$56.7	$54.8	$58.8	3%	(4)%

About Raymond James Financial, Inc.

Raymond James Financial, Inc. (NYSE: RJF) is a leading diversified financial services company providing private client group, capital markets, asset management, banking and other services to individuals, corporations and municipalities. Total client assets are $1.93 trillion. Public since 1983, the firm is listed on the New York Stock Exchange under the symbol RJF. Additional information is available at www.raymondjames.com.

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